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                             FORM 3


             U.S. SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549

     INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

Filed pursuant to Section 16(a) of the Securities Exchange Act of
1934, Section 17(a) of the Public Utility Holding Company Act of
1935 or Section 30(f) of the Investment Company Act of 1940


1.   Name and Address of Reporting Person*

     TPG PARTNERS II, L.P.
     201 Main Street
     Fort Worth. Texas 76102


2.   Date of Event Re-quiring Statement
     (Month/Day/Year)

     2/23/98


3.   IRS or Social
     Security Number of
     Reporting Person, if
     an Entity (Voluntary)



4.   Issuer Name and Ticker or Trading Symbol

     OXFORD HEALTH PLANS, INC. (OXHP)


5.   Relationship of Reporting Person to Issuer
     __________ Director               X       10% Owner
     __________ Officer (give     __________   Other (specify
                title below)

                ------------------------------


6.   If Amendment, Date of Original
     (Month/Day/Year)



7.   Individual or Joint/Group Filing
     (Check applicable line)
      ___ Form filed by One Reporting Person
       X  Form filed by More than One Reporting Person



Table I -- Non-Derivative Securities Beneficially Owned

1. Title of Security           2. Amount of Securities   3. Ownership Form: Direct (D)    4. Nature of Indirect
   (Instr. 4)                     Beneficially Owned        or Indirect (I) (Instr. 5)       Beneficial Ownership
   (Instr. 5)                     (Instr. 4)                                                 (Instr. 5)

   Series A Preferred Stock          245,000                             D
   Series B Preferred Stock          105,000                             D



* If the Form is filed by more than one Reporting Person, see instruction 5(b)(v).

Reminder: Report on a separate line for each class of securities
beneficially owned directly or indirectly                             (Over)
(Print or Type Responses)                                    SEC 1473 (8/92)

FORM 3 (continued)Table II -- Derivative Securities Beneficially
Owned (e.g., puts, calls, warrants, options, convertible securities)



1. Title of Derivative  2. Date Exercisable and    3. Title and Amount          4. Conversion or  5. Ownership Form   6. Nature
   Security                Expiration Date            of Securities Underlying     Exercise Price    of Derivative       of
   (Instr. 4)              (Month/Day/Year)           Derivative Security          of Derivative     Security:           Indirect
                                                      (Instr. 4)                   Security          Direct (D) or       Beneficial
                                                                                                     Indirect (I)        Ownership
                           Date      Expir-                         Amount or                        (Instr. 5)          (Instr.5)
                           Exerci-   ation                          Number of
                           sable     Date             Tit.e         Shares


  Series A Warrants        Issue     10 years         Common        15,800,000         17.75             D
                           Date      from issue       Stock

  Series B Warrants        Issue     10 years         Series C      6,730             0.01775            D
                           Date      from issue       Preferred
                                                      Stock

                                                      Common        6,730,000          17.75
                                                      Stock 1

TPG PARTNERS II. L.P.

By: TPG GenPar II, L.P., General Director
    TPG Advisors II, Inc. General Partner

    /s/ James O'Brien       March 5, 1998
    -------------------     -------------
    **Signature of          Date
      Reporting Person

TPG OXFORD LLC

    /s/ James O'Brien       March 5, 1998
    -------------------     -------------
    **Signature of          Date
      Reporting Person



TPG PARALLEL II, L.P.

By: TPG GenPar II, L.P., General Partner
By: TPG Advisors II, Inc., General Partner

    /s/ James O'Brien       March 5, 1998
    -------------------     -------------
    **Signature of          Date
      Reporting Person



TPG INVESTORS II, L.P.

By: TPG GenPar II, L.P., General Partner
By: TPG Advisors II, Inc., General Partner

    /s/ James O'Brien       March 5, 1998
    -------------------     -------------
    **Signature of          Date
      Reporting Person